UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 3)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TotalEnergies SE

(Exact Name of Registrant as Specified in its Charter)

(Translation of Registrant’s name into English)

Republic of France (State or other jurisdiction of incorporation or organization)	98-0227345 (I.R.S. employer identification no.)

2, place Jean Millier
La Défense 6
92400 Courbevoie
France
(Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered
Ordinary Shares, nominal value €2.50 per share	New York Stock Exchange, Inc.

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box: ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: ________ (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None

Explanatory Note.

TotalEnergies SE (the “Registrant”) is filing this Amendment No. 3 (the “Amendment No. 3”) to its registration statement on Form 8-A originally filed with the Securities and Exchange Commission (the “SEC”) on October 11, 1991 with respect to the Registrant’s ordinary shares and American depositary shares, as amended and restated by the Registrant by filing Amendment No. 2 to such registration statement on March 19, 2004 (as so amended, the “Existing Form 8-A”), to amend the description of the Registrant’s securities registered in the Existing Form 8-A, in connection with the termination on the date hereof of the Registrant’s Deposit Agreement governing its American depositary shares. The Amendment No. 3 amends and restates in its entirety the Existing Form 8-A previously filed by the Registrant.

Item 1. Description of Registrant’s Securities to be Registered.

Information with respect to the Registrant’s ordinary shares, par value €2.50 per share (the “Ordinary Shares”), registered hereby is incorporated by reference to (i) the information set forth as Exhibit 99.2 to the Registrant’s current report on Form 6-K, furnished to the SEC on the date hereof, entitled “Description of Securities Registered under Section 12 of the Exchange Act”, and (ii) the relevant information with regards to French tax consequences set forth under Item 10.5. “Taxation” in the Company’s annual report on Form 20-F filed with the SEC on March 31, 2025.

Item 2. Exhibits.

No exhibits are required to be filed as the securities being registered on this form are (1) being registered on an exchange on which no other securities of the Registrant are registered, and (2) not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

TotalEnergies SE

Date: December 8, 2025	By:	/s/ DENIS TOULOUSE
		Name:	Denis Toulouse
		Title:	Company Treasurer